Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-117016, No. 333-114045, No. 333-111702 and No. 333-73320) and the Registration Statements on Form S-8 (No. 333-118814, No. 333-107895, No. 333-71336, No. 333-37638 and No. 333-34130) of ON Semiconductor Corporation of our report dated March 30, 2005 relating to the financial statements and financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Phoenix, Arizona

March 30, 2005